Exhibit 99.2

PEARSON PLC

The Pearson Long Term Incentive Plan

Approved by shareholders on 24 April 2020

Adopted by the Board on 24 April 2020

i

THE PEARSON LONG TERM INCENTIVE PLAN

RULES

1.	GRANT OF AWARDS

1.1	The Committee may, in its absolute discretion, determine which Employees (if any) will be selected for the grant of an Award. Awards may then be granted to selected Employees during a Grant Period.

1.2	The Committee will determine whether an Award will take the form of an Option, a Conditional Award or a Phantom Award. An Employee may be granted any form of Award or any combination of Awards.

1.3	Each Award will be evidenced by an Award Certificate or such other documentation as the Committee may determine in its absolute discretion.

1.4

Every Award granted under this Plan will be personal to the Participant to whom it is granted and, except to the extent necessary to enable a personal representative to realise the Award following the death of a Participant, neither the Award nor the benefit of that Award may be transferred, assigned, charged or otherwise alienated. An Award will lapse immediately if the Participant to whom it was made purports to transfer, charge or otherwise alienate that Award otherwise than as permitted by this Rule 1.4.

1.5	The grant of any Award under the Plan will be subject to any applicable Dealing Restrictions.

2.	PERFORMANCE CONDITIONS

2.1	Subject to Rule 2.2 the Committee may determine that the Vesting of an Award will be dependent upon the satisfaction of Performance Conditions.

2.2	The Vesting of Awards granted to executive directors of the Company will always be made subject to the terms of the directors’ remuneration policy as approved by shareholders from time to time.

2.3

The Committee can set different conditions for Awards granted in different years or to different Participants at the same time (in terms of the type of condition, the weighting given to that condition and any targets applicable to each condition).

2.4	The Committee may determine that an Award should be subject to multiple Performance Conditions or that an Award should be sub-divided and that each part be subject to a different condition.

2.5	Subject to these Rules, an Award subject to Performance Conditions will Vest as to the percentage of Shares determined by the Committee in accordance with the Performance Conditions.

2.6	As soon as reasonably practicable after the end of any applicable Performance Period the Committee will notify Participants of the extent to which the Performance Conditions have been satisfied.

2.7	An Award will lapse to the extent that any applicable Performance Conditions are not met at the relevant Vesting Date.

2.8

The Committee may vary the Performance Conditions applying to existing Awards if an event occurs or there are circumstances (for example, an acquisition or disposal of a business or a significant part of a business) such that the conditions are no longer a fair measure of performance, provided that in the reasonable opinion of the Committee the new conditions are not materially less challenging than the original conditions would have been but for the event or circumstances in question. In exercising any power to vary the Performance Conditions, the Committee will have regard to ensuring fairness between Participants and shareholders.

2.9	The Committee will, as soon as reasonably practicable, notify a Participant of any determination made under Rule 2.8.

3.	VESTING OF AWARDS

3.1

Except as otherwise permitted in these Rules and unless the Committee decides otherwise at the Date of Grant, an Award will Vest on the Vesting Date to the extent that any applicable Performance Conditions which apply to that Award have been met.

3.2	An Award will only Vest in accordance with Rule 3.1 if the Participant:

(a)	has complied with all regulatory and legal requirements that may apply to the Participant in respect of or in connection with the Award;

(b)	has provided any relevant information, and made any relevant elections, as reasonably requested by the Company; and

(c)	is free from any Dealing Restrictions, including any Dealing Restrictions that would apply in respect of arrangements required by the Company to satisfy any tax liability in connection with the Award.

The Award will, unless the Committee determines otherwise, lapse on the Vesting Date to the extent these conditions have not been satisfied. Where condition (c) is not satisfied, the Award will Vest on the earliest date on which it is satisfied.

3.3	Save as otherwise permitted in these Rules, and subject to any applicable Holding Period, an Award may only be realised:

(a)	if the Award has Vested; and

(b)	by a Participant who has remained an Employee from the Date of Grant to the Vesting Date.

3.4

Subject to any arrangements to give effect to the Holding Period in accordance with Rule 4, Vested Shares under Conditional Awards will be released to Participants within 60 days of the Vesting Date. A Participant need take no action to realise a Conditional Award other than pay the Company any amount specified at the Date of Grant to realise the Award.

3.5

Subject to Rule 9.2, Vested Options will be exercisable up until the tenth anniversary of the Date of Grant (or such shorter period as the Committee may determine on the Date of Grant) after which they will lapse. Where an Award is granted in the form of an Option, a Participant may, subject to any Dealing Restrictions, exercise a Vested Option by written notice to the Company in the form required by the Company at any time during the specified exercise period following the Vesting Date. A notice of exercise will take effect on the date it is accepted as valid by the Company or, if there are any Dealing Restrictions in place on that date, such later date when all Dealing Restrictions have lifted. Subject to any Dealing Restrictions and any arrangements to give effect to the Holding Period in accordance with Rule 4, the Shares comprised in a Vested Share Option will be issued or transferred to the Participant within 60 days of receipt of the notice of exercise.

3.6

Vested Phantom Awards will be satisfied in the next available payroll following the Vesting Date by a payment equal to the Market Value of the Vested Shares under the Phantom Award on the Vesting Date.

3.7

The Committee may, in its absolute discretion, decide to amend the vesting outcome of an Award when it considers it appropriate to do so to reflect the wider performance of the Company or any member of the Group and/or outcomes for shareholders over the Vesting Period. Any such amended vesting outcome may operate, at the Committee’s absolute discretion, in respect of any Award or Awards held by:

(a)	an individual Participant;

(b)	such wider group of Participants, as the Committee may determine to be appropriate; or

(c)	all Participants.

3.8	Notwithstanding the above, the Committee will have discretion to delay the vesting of a Participant’s Award if on the Vesting Date:

(a)	the Participant is suspended from their employment by reason of suspected Misconduct; or

(b)	the Committee is considering or intends to consider exercising its discretion under Rule 11.1 in relation to the Award.

4.	HOLDING PERIOD

4.1

The Committee may in its absolute discretion determine prior to the Date of Grant whether or not to impose a mandatory Holding Period in respect of an Award (a Holding Period). Notwithstanding any other provisions of these Rules, the Shares or Options subject to the Holding Period may not be transferred, assigned, sold, pledged or otherwise disposed of during the Holding Period save (in the case of Shares) as to satisfy any Tax liability of the Participant incurred in connection with the Award. The Committee may impose such requirements as it considers necessary or desirable to ensure Participants observe the Holding Period including, but not limited to, requiring Participants to hold the Shares via a nominee or the Trustees.

4.2

During the Holding Period, the Participant will (subject to the terms of any applicable nominee arrangement) be entitled to vote and, subject to Rule 4.3, to receive dividends and have all other rights of a shareholder in respect of any Vested Shares (excluding notional Shares) that are subject to such Holding Period.

4.3

Any cash dividends or other cash payments received in respect of Vested Shares that are subject to a Holding Period will, where applicable, be held by the nominee or the Trustees until the end of the Holding Period. Any interest or other income paid on such cash amounts will be subject to the same restrictions as the cash amounts.

4.4

A Participant will take such steps as the Committee may reasonably require and respond to such information requests as may reasonably be made to satisfy the Committee as to the Participant’s observance of the Holding Period.

4.5	The Committee may at any time during a Holding Period determine that the Holding Period shall cease to apply to all or some of the Shares or Options subject to that Holding Period.

5.	ENTITLEMENT TO DIVIDEND EQUIVALENTS

5.1	The Committee may in its discretion grant an Award on the basis that it carries a right to Dividend Equivalents.

5.2

If an Award has been granted on the basis that it carries a right to Dividend Equivalents, the Participant will, subject to Rule 5.4, be entitled to be issued with or transferred Shares (or in the case of a Phantom Award, cash), equal in value to the ordinary dividends which would have been paid on the Shares which Vested during the Vesting Period, such Dividend Equivalent to accrue on the date on which the Company pays an interim or final dividend in respect of Shares and to be paid on or around the date an Award is satisfied by the Company.

5.3

The number of Shares (or in the case of a Phantom Award, cash) to which the Participant becomes entitled under Rule 5.2 will be calculated in such manner as the Committee in its absolute discretion determines, save that unless the Committee determines otherwise it will be calculated by reference only to ordinary dividends and without regard to special dividends or distributions, super dividends or dividends-in-specie.

5.4

The Committee may in its absolute discretion satisfy any entitlement to Dividend Equivalents arising in accordance with Rule 5.2 by making a cash payment with an equivalent Market Value to the Shares representing Dividend Equivalents at the time of Vesting.

5.5	For the avoidance of doubt, any payment referred to in this Rule 5 does not represent an entitlement to actual dividends on the underlying Shares that are the subject of an Award.

6.	LEAVERS

6.1

Save as otherwise provided in these Rules, an Award that has not Vested will lapse automatically on the Participant ceasing to be an Employee or, on the date the Employee gives or is given notice of termination of employment for any reason.

6.2	Where a Participant ceases to be an Employee at any time before the Vesting Date applicable to an Award by reason of:

(a)	death;

(b)	injury, disability, ill-health; or

(c)	redundancy (as determined by the Committee in its absolute discretion);

(d)	the sale of the business or company in which the Participant is employed out of the Group; or

(e)	any other reason where the Committee so determines in its absolute discretion,

their Award will continue and will Vest on the original Vesting Date subject to the achievement of any Performance Conditions at that time provided that the number of Shares in respect of which an Award will Vest will (subject to any adjustment under Rule 3.7) be reduced by multiplying it by the fraction A/B (where A is that part of the Vesting Period measured in complete months from the start of the Vesting Period to the Termination Date (and which cannot be greater than B) and B is a number equal to the number of months in the Vesting Period) save that:

(i)	Awards (whether subject to Performance Conditions or not) may be realised on such earlier date as may be determined by the Committee (being no earlier than the Termination Date);

(ii)

the Committee may, in its absolute discretion, disapply or alter the relevant fraction to release fewer Shares, or a greater number of Shares if it considers the Participant’s contribution to the business of the Group would not otherwise be appropriately recognised; and

(iii)	Vesting may be delayed in accordance with Rule 3.8.

Failing any such realisation the Awards will lapse automatically and, for the avoidance of doubt, an Award realisable under this Rule 6 may lapse at an earlier date by virtue of Rule 9.

6.3

Where a Participant holds Vested Shares or Options that are subject to a Holding Period and ceases to be an Employee during that Holding Period (or where the Participant gives or is given notice of termination of employment for any reason during that Holding Period) such Shares or Options will continue to be subject to the Holding Period imposed by the Committee save that the Committee may, at its discretion, allow early release of some or all of the Vested Shares or Options prior to the end of the Holding Period.

6.4

A Participant will not cease to be an Employee for the purposes of this Rule 6 if they cease to be employed by a member of the Group but continue to be or are immediately afterwards employed by another member of the Group.

6.5

Without prejudice to Rule 10.1, where a Participant ceases to be employed by a member of the Group at any time before the Vesting Date applicable to an Award by reason of the demerger by the Company of the business or division in which they are employed, the Committee may determine for some or all Participants leaving the Group as a result of the demerger that part or all of the Award will Vest (in which case the provisions of Rule 6.2 will apply) and/or that Awards held by such Participants must be rolled over into equivalent awards over shares in the demerged company (on such terms as the Committee may agree with that company).

7.	ISSUE, TRANSFER OR LISTING OF SHARES

7.1

Subject to Rule 7.2, the Committee will procure the issue or the transfer of Shares (which may include Treasury Shares) pursuant to: (i) the realisation of a Conditional Award within 60 days following the Vesting Date of the Award; and (ii) pursuant to the exercise of an Option, within 60 days of receipt of the notice of exercise by the Company.

7.2

Where for any reason the Committee considers that it is or will be impractical to deliver Shares following Vesting of an Award, it may instead elect to pay or procure the payment of the equivalent Cash Amount, subject to deductions for any Tax or other levy which the Committee reasonably determines should be or is required to be deducted from the Cash Amount.

7.3

The Committee will arrange for a Participant to be notified as soon as reasonably practicable of any determination pursuant to Rule 7.2 and, where relevant, to receive information on the revised terms of their Award. Any Award subject to a determination pursuant to Rule 7.2 will not be treated as a grant of a new Award for the purposes of these Rules so that the Date of Grant, number of Shares under the Award, Performance Conditions, Performance Period and Vesting Date will be unaffected.

7.4

Shares to be issued pursuant to the Plan will rank pari passu in all respects with the Shares then in issue, except that they will not rank for any rights attaching to Shares by reference to a record date preceding the date of issue.

7.5	For so long as the Shares are admitted to Listing, application will be made for any newly issued ordinary shares to be admitted to such listing and admitted to trading on the London Stock Exchange.

7.6	Shares to be transferred pursuant to the Plan will be transferred free of all liens, charges and encumbrances and together with all rights attaching thereto.

8.	LAPSE OF AWARDS

8.1	Awards will lapse upon the occurrence of the earliest of the following events:

(a)	to the extent that it is determined by the Committee that any Performance Conditions applicable to an Award have not been met, following the expiry of the relevant Performance Period;

(b)	other than in the circumstances specified in Rule 6.2, the Participant ceasing to be an Employee or the date on which an Employee gives or is given notice of termination of employment for any reason;

(c)	to the extent that all or part of the Award is not realised pursuant to the operation of Rule 6.2;

(d)	in relation to an Award which is granted in the form of an Option, following the expiry of the exercise period specified by the Committee;

(e)	the expiry of any relevant period specified in Rule 9;

(f)

unless the Committee determines otherwise, the Participant being deprived of the legal or beneficial ownership of the Award by operation of law, or doing or omitting to do anything which causes them to be so deprived including becoming or being declared bankrupt; or

(g)	any purported transfer, charge, assignment or alienation of an Award otherwise than as permitted by Rule 1.4.

9.	CHANGE OF CONTROL ETC.

9.1	This Rule 9 applies if:

(a)	any person (either alone or together with any person acting in concert with him) obtains Control of the Company as a result of making:

(i)

a general offer to acquire the whole of the issued and to be issued ordinary share capital of the Company which is made on a condition such that if it is satisfied, the person making the offer will have Control of the Company; or

(ii)	a general offer to acquire all of the Shares;

(b)	any person proposes to obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 899 of the Companies Act 2006; or

(c)	notice is given of a resolution for the voluntary or compulsory winding-up of the Company,

(each a Relevant Event).

9.2

Where this Rule 9 applies and subject to Rules 9.3 to 10.3 below, all outstanding Awards will automatically Vest and, in the case of an Award granted in the form of an Option will be automatically exercised on the

Relevant Date provided that any exercise price payable by the Participant on exercise is equal to or less than the relevant offer price or consideration (as determined by the Committee). Where this Rule 9 applies and subject to Rules 9.3 to 10.3 below, any outstanding Awards granted in the form of Options that are not exercised on the Relevant Date will lapse automatically.

Proportion of Award that Vests

9.3	The number of Shares in respect of which the Award Vests on the Relevant Date will be determined by the Committee as follows:

(a)

by reference to the extent to which any applicable Performance Conditions are met at the Relevant Date, subject to such modification as the Committee may consider appropriate in light of the Relevant Event, including if it considers that the Performance Conditions would have been met to a greater or lesser extent at the end of the original Performance Period; and

(b)

subject to any adjustments under Rule 3.7 by multiplying the resulting number of Shares by the fraction A/B (where A is the number of complete months from the Date of Grant until the Relevant Date and which will not be greater than the total number of months in the Vesting Period and B is equal to such number of months in the original Vesting Period), save that in any particular case, the Committee may, in its absolute discretion, disapply, in whole or in part, the application of the time pro-rating fraction.

Internal Reorganisation

9.4

Without prejudice to the operation of Rules 9.5 to 9.8 below, Awards will not Vest and Options will not be exercised without the consent of the Committee under this Rule 9 if the purpose and effect of the Relevant Event, together with any associated transactions, is to create a new holding company for the Company, such company having substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the Relevant Event. Unless the Committee determines otherwise in its absolute discretion, an Award will in such circumstances be exchanged automatically for an equivalent award in accordance with Rules 9.5 to 9.8 below and notice of a replacement award will be issued to each affected Participant accordingly.

Exchange of awards

9.5	If any other business entity (the Acquiring Company):

(a)	obtains Control of the Company as a result of making:

(i)

a general offer to acquire the whole of the issued and to be issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

(ii)	a general offer to acquire all the Shares; or

(b)	proposes to obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 899 of the Companies Act 2006 or its equivalent under applicable law,

and the Acquiring Company notifies Participants or the Company of an offer of a replacement Award, then, on the Relevant Date, for any Award which has not lapsed (the Old Award) (i) a Participant may elect to release and accept in consideration of that release an award (the New Award) which (in the opinion of the Committee) is equivalent to the Old Award but relates to shares in a different company (whether the Acquiring Company itself or another company) (the New Grantor); or (ii) Old Awards will, if the Committee so determines, be exchanged automatically for the New Awards.

9.6	The provisions of the Plan will be construed as if:

(a)	the New Award was an award granted under the Plan at the same time as the Old Award;

(b)	references to the Company in the Rules were references to the New Grantor;

(c)	references to the Committee in the Rules were references to the board of directors of the New Grantor or any duly authorised committee thereof;

(d)	references to Shares were references to shares or notional shares in the New Grantor; and

(e)	the Vesting Date in relation to the New Award was the same as that in relation to the Old Award.

9.7	The Committee may make such adjustments to the Performance Conditions applicable to the New Award as it, in its absolute discretion, considers appropriate.

9.8

Subject to Rule 9.4, if notice is given by an Acquiring Company under Rule 9.5 and a Participant does not elect to release an Old Award and accept in consideration for that release a New Award and Old Awards are not otherwise exchanged automatically for New Awards, the Old Award will Vest in accordance with Rule 9.2.

10.	OTHER CORPORATE EVENTS

10.1

If the Committee becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, super-dividend or other transaction which, in the opinion of the Committee, would affect the current or future value of any Awards, the Committee, acting fairly, reasonably and objectively, may in its absolute discretion allow some or all Awards to be realised in accordance with Rule 9.3. The Committee will specify the period in which such Awards will be realisable and whether such Awards will lapse at the end of the specified period.

Adjustment of awards

10.2

Without prejudice to Rule 10.1, in the event of any Capital Reorganisation (or the implementation by the Company of a demerger or payment of a super dividend which would otherwise materially affect the value of an Award) the Committee may adjust the number of Shares subject to Awards (including, for the avoidance of doubt, Vested Shares in respect of which any Award has been realised but Shares have not yet been transferred to the Participant) to such extent and in such manner as it thinks fit.

10.3

Any adjustments to Awards made pursuant to Rule 10.2 will be notified to the relevant Participants as soon as is reasonably practicable and the Committee may call in, cancel, endorse, issue or re-issue any Award certificate as a result of that adjustment.

11.	MALUS AND CLAW-BACK ARRANGEMENTS

11.1

Notwithstanding any other Rule of the Plan, if circumstances occur which in the reasonable opinion of the Committee justify such determination, the Committee may, prior to the fifth anniversary of the Date of Grant, determine (acting fairly and reasonably having taken into account the scale of loss or damage to the Company or the extent of the risk taken by the Company) to take one or more of the following actions in relation to any one or more Participants:

(a)	reduce (including to nil) the number of Shares in respect of which any future Award is granted to a Participant; or

(b)

reduce (including to nil) the number of Shares and/or Dividend Equivalents under an unvested Award or under a Vested but unexercised Option held by a Participant, by such number as the Committee considers appropriate in the circumstances; or

(c)

in relation to a Vested Award or exercised Option require a Participant to pay to the Company or such other person as the Company may direct within 30 days of a written demand from the Company such number of Shares or such monetary amount with a value to be determined in the Committee’s absolute discretion provided such value on the date of demand is no greater than the value of the Vested Shares and Dividend Equivalents under the Award at the Vesting Date, less any amount paid by or in respect of the Participant in respect of a Tax liability incurred as a result of the Vesting of the relevant Award (except to the extent the Participant is able to recover amounts paid in respect of such Tax liability).

11.2	The circumstances in which the Committee may consider that it is appropriate to exercise its discretion under Rule 11.1 may, without limitation, include the following:

(a)	a material financial misstatement of the Company’s audited financial accounts (other than as a result of a change in accounting practice);

(b)	conduct by a Participant which results in or is reasonably likely to result in significant reputational damage to the Company;

(c)	the negligence or gross Misconduct of a Participant;

(d)	fraud effected by or with the knowledge of a Participant;

(e)

conduct or behaviour by the Participant that, following an investigation, is reasonably considered by the Committee to constitute a breach of the Company’s values as stipulated by the Company’s code of conduct in force from time to time;

(f)	the member of the Group that employs or employed the Participant, or for which the Participant is responsible, having suffered a material corporate failure or a failure of risk management; and

(g)	evidence that an Award was granted or Vested based on erroneous or misleading data.

If the Committee exercises its discretion under this Rule 11, it will confirm this in writing to each affected Participant.

11.3	For the purposes of these Rules, if the Committee exercises its discretion under Rule 11.1(b) before an Award vests:

(a)	the Award will be deemed to have been granted over the reduced number of Shares; and

(b)	any subsequent Vesting of the Award will be determined by reference to this reduced number of Shares,

save that if the number of Shares is reduced to nil, the Award will be treated as if it had never been granted and such Participant (including a Participant who has left employment before the Vesting Date) will have no rights to any Cash Amount, Dividend Equivalents or Shares.

11.4

By accepting an Award, a Participant will be bound by this Rule 11 notwithstanding: (i) that it may only be applicable after the issue or transfer of Shares under these Rules; and (ii) whether or not all or any of the terms of this Rule 11 have been separately notified to each Participant.

12.	TAXATION

12.1

Any liability of a Participant to Tax or social security contributions in respect of an Award (including, for the avoidance of doubt, any cash amount paid) will be for the account of the relevant Participant, and the release of any Shares which are the subject of a Conditional Award, or the exercise of any Option will be conditional on the Participant complying with any arrangements specified by the Company or the Trustees for the payment of taxation and any social security contributions (including, without limitation, the sale of sufficient Shares or withholding from any Cash Amount to enable the Company or the Trustees or any employing company in the Group to satisfy its obligations in respect of deduction of taxation and employee’s social security contributions at source).

12.2	The Company or, where the Committee so directs, any member of the Group, will pay the appropriate stamp duty on behalf of Participants in respect of any transfer of Shares on the Vesting of a Share Award or exercise of an Option under the Plan.

13.	Grant Limits

13.1	No Award will be granted under the Plan more than 10 years after the Adoption Date.

Individual Limits

13.2

No limit will apply to the Market Value of Shares over which an Award may be granted, save that the maximum aggregate Market Value of Awards which an executive director of the Company may be granted in respect of any Financial Year will not exceed as at the Date of Grant the level specified in the Company’s directors’ remuneration policy, as approved by shareholders from time to time.

Plan Limits

13.3

No Award will be granted under the Plan to the extent that the result of that grant would be that the aggregate number of Shares that could be issued on the realisation of that Award and any other Award granted at the same time, when added to the number of Shares that:

(a)	could be issued on the realisation of any subsisting awards or options granted during the preceding 10 years under the Plan or any other Employees’ Share Scheme established by the Company; and

(b)	have been issued on the realisation of any awards or options granted during the preceding 10 years under the Plan or any other Employees’ Share Scheme established by the Company,

would exceed 10 per cent of the ordinary share capital of the Company for the time being in issue.

13.4

No Award will be granted under the Plan to the extent that the result of that grant would be that the aggregate number of Shares that could be issued on the realisation of that Award and any other Award granted at the same time, when added to the number of Shares that:

(a)	could be issued on the realisation of any subsisting awards or options granted during the preceding 10 years under the Plan or any other discretionary share plans adopted by the Company; and

(b)	have been issued on the realisation of any awards or options granted during the preceding 10 years under the Plan or any other discretionary share plans adopted by the Company,

would exceed 5 per cent of the ordinary share capital of the Company for the time being in issue.

13.5

Reference in this Rule 13 to the issue of Shares will, for the avoidance of doubt, mean the issue and allotment but not the transfer of Shares. Transfers of Treasury Shares will also count towards the percentage limits set out in Rules

13.3 and 13.4 above for so long as UK institutional shareholder guidelines recommend this.

13.6	In determining the above limits no account will be taken of any Shares attributable to an Award which was released, lapsed, forfeited or otherwise became incapable of realisation.

14.	AMENDMENT AND ADMINISTRATION

14.1	The decision of the Committee will be final and binding in all matters relating to the Plan and it may at any time discontinue the grant of further Awards.

14.2	The Committee may amend any of the provisions of the Plan in any way it thinks fit, PROVIDED THAT:

(a)	the Committee will not make any amendment that would materially prejudice the interests of existing Participants except with the prior consent or sanction of the affected Participants; and

(b)	no amendment which, in the reasonable opinion of the Committee, is to the advantage of Employee or Participants may be made to:

(i)	the definition of Employee in Appendix A;

(ii)	the limitations on the number of Shares subject to the Plan;

(iii)	the maximum entitlement of an Employee under the Plan;

(iv)	the basis for determining a Participant’s entitlement to Shares under the Plan;

(v)	the terms of Shares to be provided under the Plan; and

(vi)	the adjustment provisions of the Plan,

without the prior approval of the Company in general meeting except: (aa) in the case of minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or for any member of the Group; or (bb) as otherwise permitted under these Rules.

14.3

Notwithstanding any other provision of the Plan, the Committee may establish appendices to the Plan for the purpose of granting Awards to: (i) Employees who are or may become primarily liable to tax outside the United Kingdom on their remuneration, subject to such modifications as may be necessary or desirable to take account of overseas tax, exchange control, securities laws or other applicable laws provided that any Shares made available under such appendices will count towards the limits set out in Rule 13.

15.	GENERAL

15.1	Any member of the Group may provide money to the Trustees or any other person to enable them or such person to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for the purposes, to the extent permitted by any applicable law.

15.2

The Plan will terminate on the tenth anniversary of the Adoption Date or at any earlier time by the passing of a resolution by the Committee or an ordinary resolution of the Company in general meeting. Termination of the Plan will be without prejudice to the subsisting rights of Participants.

15.3

An Award will not constitute a contract of employment. The rights and obligations of any individual under the terms of their office or employment with the Group will not be affected by their participation in the Plan or any right they may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination of their office or employment with any company for any reason whatsoever (whether lawfully or unlawfully), insofar as those rights arise or may arise from their ceasing to have rights under the Plan as a result of such termination, or from the loss or diminution in value of such rights or entitlements. In the event of any conflict between the terms of this Rule 15.3 and the Participant’s terms of employment, this Rule will take precedence.

15.4

The existence of any Award will not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company’s capital structure, or any merger or consolidation of the Company, or any issue of Company shares, bonds, debentures, preferred or prior preference stocks ahead of, or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

15.5

Any notice or other document which has to be given to a Participant under or in connection with the Plan may be (i) delivered or sent by post to him at his home address according to the records of his employing company, (ii) sent by email to any email address according to the records of his employing company or, in either case, such other address as may appear to the Company to be appropriate, or (iii) provided electronically through a website or electronic portal hosted by the Company or an agent of the Company, provided that the Participant is notified by email or post that such notice or document has been or will be provided in this manner.

15.6

Notices sent by post to a Participant will be deemed to have been given on the day after the date of posting. Notices sent by email, in the absence of evidence to the contrary, will be deemed to have been received on the day of sending.

15.7

Notices provided electronically through a website or electronic portal will be deemed to have been received on the day they are posted on the website or, if later, the day the Participant is deemed in accordance with Rule 15.6 to have received the notification that the notice has been provided there.

15.8	Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place or places as the Committee may from time to time determine and notify to Participants) or sent by email to any email address or fax number notified to the sender for the purposes of the Plan.

15.9	All Share certificates, Award certificates and other communications relating to the Plan will be sent at the Participant’s risk.

15.10	Benefits under the Plan will not be pensionable.

15.11	Any Shares acquired under the Plan will be subject to the Articles of Association of the Company as amended from time to time.

15.12

The invalidity or non-enforceability of one or more provisions of the Plan will not affect the validity or enforceability of the other provisions of the Plan, which will remain in full force and effect.

15.13

Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

15.14

The decision of the Committee in any dispute or question concerning the interpretation, construction or effect of the Plan or any other questions arising in connection with the Plan will be final and conclusive.

15.15

By participating in the Plan, the Participant’s attention where applicable under local law is drawn to the Company’s privacy notice, which sets out how the Participant’s personal data will be used and shared by the Company and other Group Companies. The data privacy notice does not form part of these Rules and may be updated from time to time. Any such updates will be notified to the Participant.

16.	GOVERNING LAW

16.1	These Rules and any non-contractual obligations arising out of or in connection with these Rules will be governed by, and interpreted in accordance with, English law.

16.2

The English courts will have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with these Rules including, without limitation, disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, these Rules; and (ii) any non-contractual obligations arising out of or in connection with these Rules. For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.

APPENDIX A

1.	Definitions

In this Plan, unless the context otherwise requires, the following words and expressions will have the following meanings, namely:

Acquiring Company has the meaning given in Rule 9.5;

Adoption Date means the date of adoption of the Plan by the Company in general meeting on [DATE];

ADRs means American depositary receipts representing American depositary shares deposited by the Company with a depository pursuant to a deposit agreement and issued with respect to fully paid ordinary shares in the capital of the Company;

Award means an award granted under the Plan in the form of an Option, a Conditional Award or a Phantom Award and will where applicable mean the relevant part of any Award;

Award Certificate means the notification to a Participant setting out the specific conditions of an Award in such form and containing such information as the Committee may determine from time to time;

Board means the board of directors of the Company or a duly authorised committee of it which may include the Committee;

Capital Reorganisation means any variation in the share capital or reserves of the Company (including, without limitation, by way of capitalisation issue, rights issue, open offer, sub-division, consolidation or reduction);

Cash Amount means, in relation to an Award which has Vested, an amount which, in the opinion of the Committee, is equal to the Market Value on the Vesting Date of the Vested Shares less any amount which the Participant is required to pay under these Rules in order to realise the Award;

Closed Period means the period of 30 days prior to the announcement of the Company’s results for any period and such other period during which the Participant is prohibited from dealing in Shares under the Market Abuse Regulation, the Share Dealing Code or under any statute, regulation or similar code to which the Company is subject;

Committee means the remuneration committee of the Board or such other appropriately constituted committee;

Company means Pearson plc registered in England and Wales under number 00053723;

Conditional Award means an Award which takes the form of a conditional right to acquire or receive Shares at no or nominal cost;

Control has the meaning given by section 995 of the Income Tax Act 2007;

Date of Grant means the date on which the Committee grants an Award under Rule 1;

Dealing Restriction means a restriction imposed by any law, order, regulation or directive, the Listing Rules, the Market Abuse Regulation, the Share Dealing Code, the City Code on Takeovers and Mergers, the rules applying to any Listing of the Company and/or any other code adopted by the Company regulating dealings in Shares;

Dividend Equivalent means an entitlement to Shares which reflect the value of dividends paid on the Vested Shares under an Award between the Date of Grant and the Vesting Date of the Award;

Employee means a person who, at the Date of Grant, is an employee (including an executive director) of any member of the Group;

Employees’ Share Scheme has the meaning given by section 1166 of the Companies Act 2006;

Financial Year means a financial year of the Company within the meaning of section 390 of the Companies Act 2006;

Grant Period means the period of 42 days commencing on any of the following:

(a)	the Adoption Date;

(b)	the day on which the Company makes an announcement of its results for any period (including, for the avoidance of doubt, any trading update);

(c)	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards; or

(d)	the day following the lifting of any Dealing Restrictions which prevented the grant of the Award during the periods referred to in (a) to (c) above.

Group means the Company and its Subsidiaries and member of the Group will be construed accordingly;

Holding Period means a post-Vesting period of two years (or such other period as the Committee in its discretion will determine prior to the Date of Grant) applied to Vested Shares or Vested but unexercised Options in accordance with Rule 4, during which the Participant must retain either the Shares which Vest under an Award (including any Shares delivered in satisfaction of Dividend Equivalents) or, as applicable, the Option itself;

the London Stock Exchange means London Stock Exchange Group plc or any successor body thereto;

Listing Rules means the Listing Rules published by the Financial Conduct Authority, as amended from time to time;

Market Value means, in relation to a Share on any day an amount equal to its middle market quotation as derived from the Official List.

Misconduct means:

(a)	material misconduct in the course of a Participant’s employment;

(b)	conduct in which the Employee has participated or was responsible for which has resulted or could result in material financial loss or reputational harm to any member of the Group; and

(c)	any other misconduct as determined by the Committee in its discretion;

New Award has the meaning given in Rule 9.5;

New Grantor has the meaning given in Rule 9.5;

Official List means the Official List of the Financial Conduct Authority;

Old Award has the meaning given in Rule 9.5;

Option means an Award which takes the form of an option to acquire Shares at no or nominal cost following Vesting;

Participant means an individual who holds a subsisting Award (including, where the context permits, the legal personal representatives of a deceased Participant);

Performance Conditions means the performance conditions that may be applied to an Award under Rule 2;

Performance Period means, in relation to an Award with Performance Conditions attached to it, the period of three Financial Years commencing with the Financial Year in which the Date of Grant falls, unless the Committee determines otherwise at the Date of Grant;

Phantom Award means an Award which takes the form of a right to call for a cash payment calculated by reference to the Market Value of a notional Share and references in these Rules to Shares will, in the case of a Phantom Award, be read as a reference to notional Shares as appropriate;

the Plan means this Pearson Long Term Incentive Plan as amended from time to time in accordance with the Rules;

Relevant Date means:

(a)	if the Relevant Event falls within Rule 9.1(a), the date on which Control is obtained and any conditions to which the offer is made subject are satisfied;

(b)

if the Relevant Event falls within Rule 9.1(b), either the date on which the scheme of arrangement is approved at the shareholders’ meeting or is sanctioned by the Court (as determined by the Committee in its absolute discretion); or

(c)	if the Relevant Event falls within Rule 9.1(c), the date on which notice of the resolution for winding up is given;

Relevant Event has the meaning given in Rule 9.1;

Share Dealing Code means the Company’s code on share dealing as in force from time to time;

Shares means fully paid ordinary shares in the capital of the Company or shares representing those shares following any Capital Reorganisation (or other reorganisation of the share capital of the Company) or, for Eligible US Employees under Appendix A, the ADRs representing such shares of the Company;

Subsidiary means any company which is a subsidiary of the Company within the meaning of section 1159 of and Schedule 6 to the Companies Act 2006;

Tax means all liability to income tax (or overseas equivalent) which any member of the Group is liable to account for on behalf of the Participant directly to any taxation authority (including, but without limitation, through the PAYE system) and all liability to social security (or overseas equivalent) which any member of the Group is liable to account for on behalf of the Participant to any taxation authority (including, but without limitation, primary Class 1 (employee’s) National Insurance contributions) which arises in connection with an Award, a Cash Amount or Shares;

Termination Date means the date on which a Participant ceases to be employed by the Group;

Treasury Shares means treasury shares held by the Company in accordance with sections 724 to 732 of the Companies Act 2006;

Trustees means the trustees or trustee for the time being of any employee benefit trust established by the Company or any member of the Group from time to time for the benefit of employees of the Group;

Vesting Date means in respect of an Award such date or dates as determined by the Committee which, unless the Committee determines otherwise, will be the later of: (i) the third anniversary of the Date of Grant; (ii) to the extent relevant, the date on which the Committee has determined the Performance Conditions have been satisfied; and (iii) to the extent relevant, and subject to Rules 6 and 9, the date on which the Performance Period has ended, provided that if the Vesting Date would otherwise fall in a Closed Period or on a date when the Company and/or the Participant would otherwise be subject to any Dealing Restrictions, it will be at such later date as when those Dealing Restrictions lift;

Vesting Period means in relation to an Award, the period beginning on the Date of Grant of such Award and ending on the Vesting Date; and

Vested Shares means, subject to Rules 3, 6 and 9, Shares that are the subject of Awards in respect of which the Vesting Date has passed, and Vest, Vested and Vesting will be construed accordingly.

2.

References to “realise”, “realised” or “realisable” in the case of a Conditional Award and a Phantom Award will, in the case of an Option, be construed as “call for”, “called for” or “may be called for” respectively.

3.	Interpretation. In these Rules, unless the context otherwise requires:

(a)

references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality); and

(b)	headings do not affect the interpretation of these Rules; the singular will include the plural and vice versa; and references to one gender include all genders.

4.

Enactments. Except as otherwise expressly provided in these Rules, any express reference to an enactment includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the Adoption Date; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the Adoption Date) under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii) above.

APPENDIX B

RULES OF THE PEARSON LONG TERM INCENTIVE PLAN – ELIGIBLE US EMPLOYEES

This Appendix B sets forth the modifications of the Plan as applicable to Eligible US Employees (as defined below). The terms of this Appendix B will apply automatically to an Eligible US Employee to the extent such Eligible US Employee is granted an Award under the Plan. If an Employee becomes an Eligible US Employee following the Date of Grant, such Eligible US Employee’s Award will be governed by this Appendix B. If there is a conflict between the terms of the Plan, the terms of the Award Certificate and the terms of this Appendix B as applied to an Eligible US Employee, the provisions of this Appendix B will govern.

In this Appendix, references to a Rule will be to the Rules of the Plan and the following expressions will have the following meanings respectively:

Code means the US Internal Revenue Code of 1986, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder;

Eligible US Employee means any employee (or director) of a US Subsidiary or any employee (or executive director) of any other member of the Group who is subject to US federal income tax with respect to an Award;

Short-Term Deferral Period means the period commencing on the date that an Award first is no longer subject to a substantial risk of forfeiture and ending upon the fifteenth day of the third month following the end of the Taxable Year in which such Award first is no longer subject to a substantial risk of forfeiture;

Taxable Year means the calendar year, or, if later, the end of the taxable year of the Company, in which the Award is no longer subject to a substantial risk of forfeiture;

US means the United States of America;

US Subsidiary means a Subsidiary of the Company located in the US;

US Tax means income taxation by the US;

US Taxpayer means a Participant who is subject to US Tax at the Date of Grant, is expected to become subject to US Tax following the Date of Grant or does become subject to US Tax following the Date of Grant but prior to the date upon which any part of an Award vests.

1.	PROVISIONS APPLICABLE TO US TAXPAYERS

1.1

On the Vesting of an Award which takes the form of an Option, the Option will be treated as automatically exercised in respect of all of the Vested Shares underlying the Option on the day that the Option Vests. If any Dealing Restriction applies, the Option will be treated as automatically exercised on the earlier of (i) the day immediately following the date on which any Dealing Restriction ceases to apply and (ii) the day immediately preceding the date on which the Short-Term Deferral Period expires, and if the Option is not automatically exercised on such earlier date it will lapse.

1.2

In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, or reclassification of the Company’s securities, the number of Shares subject to an Award (and/or the exercise price of an Option, if any) granted to a US Taxpayer who is a resident of the State of California will be proportionally adjusted by the Committee.

1.3

Awards granted to US Taxpayers are intended to be exempt from the requirements of Section 409A of the Code pursuant to the short-term deferral exception described in Section 1.409A-1(b)(4) of the US Treasury Regulations, and the Plan and any Award granted to a US Taxpayer will be interpreted, operated and administered in a manner consistent with such intention. Notwithstanding anything contrary contained in the Plan or any Award, the Shares acquired upon exercise of an Option or upon Vesting of any other Award (or cash sum in the case of a Phantom Award) will be transferred to a US Taxpayer within the Short-Term Deferral Period. Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but will not be required, to unilaterally amend or modify the Plan, this Appendix B and any Award granted under Plan so that the Award qualifies for the short-term deferral exemption from Section 409A of the Code; provided, however, that the Committee makes no representations that Awards granted under the Plan will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to Awards granted under the Plan.

APPENDIX C

RULES OF THE PEARSON LONG TERM INCENTIVE PLAN – ELIGIBLE CANADIAN EMPLOYEES

The terms of the Plan shall apply to Eligible Canadian Employees (as defined below) except to the extent modified by this Appendix C. The terms of this Appendix C will apply automatically to an Eligible Canadian Employee to the extent he or she is granted an Award under the Plan. If an Employee becomes an Eligible Canadian Employee following the Date of Grant, his or her Award will be governed by this Appendix C or amended as otherwise deemed appropriate by the Committee to comply with the Income Tax Act (Canada). If there is a conflict between the terms of the Plan, the terms of the Award Certificate and the terms of this Appendix C as applied to an Eligible Canadian Employee, the provisions of this Appendix C will govern.

In this Appendix, the following expressions will have the following meanings respectively:

Eligible Canadian Employee means any employee (or director) of a Canadian Subsidiary or any employee (or executive director) of any other member of the Group who is subject to Canadian income tax with respect to an Award;

Canadian Subsidiary means a Subsidiary of the Company located in Canada;

1.	PROVISIONS APPLICABLE TO ELIGIBLE CANADIAN EMPLOYEES

1.1	Rule 5.1 of the Plan shall not apply to an Award in the form of an Option granted to an Eligible Canadian Employee.

1.2	Rule 6.1 of the Plan shall be read as follows for Eligible Canadian Employees:

6.1  Save as otherwise provided in these Rules, an Award will lapse automatically on the Participant ceasing to be an Employee or, if an Employee gives or is given notice of termination of employment for any reason at any time before the Vesting Date applicable to an Award, an Award will lapse on the date of such cessation or notice. Without limiting the generality of the foregoing, except as expressly required by applicable employment standards legislation, as amended or replaced, no period of notice or payment in lieu of notice that follows the date the Participant gives or is given notice of termination shall be deemed to extend the Participant’s period of employment for the purpose of determining his or her rights or entitlements under this Plan, and by participating in the Plan the Participant waives any entitlement to damages in lieu thereof whether pursuant to contract, common law or otherwise.

1.3	Rule 6.2(c) of the Plan shall not apply to Eligible Canadian Employees.

1.4

Notwithstanding the definition of “Vesting Date” in Appendix A to the Plan, Conditional Awards not settled in newly issued Shares (as set out in the Award Certificate) and Phantom Awards granted to Eligible Canadian Employees shall vest no later than October 30th of the third year following the year to which the Award relates.

1.5

If the Committee determines an Employee is to receive an Award in the form of a Conditional Right that is settled in newly issued Shares, the Award Certificate for such Award shall state that the Conditional Right is to be settled in newly issued Shares and that Sections 5.4 and 7.2 of the Plan do not apply to the Award.

1.6	The Award Certificate for Eligible Canadian Employees shall include the following language:

“The Participant hereby consents to the collection, use and disclosure of personal information for all purposes relating to the administration of the Plan, including without limitation, relating to:

(A)  administering and maintaining employee records;

(B)  providing information to the administrator of the Plan, including to third party administrators of the Plan;

(C)  providing information to future purchasers or merger partners of the Company; and

(D)  transferring information about the employee to a country or territory that may not provide the same statutory protection for the information as the employee’s home country.”

1.6	The Award Certificate for Eligible Canadian Employees shall contain the following statement:

“It is the express wish of the employee that this agreement and all related documents be drafted in English. L’employé(e) a expressément choisi que cette convention ainsi que tous les documents qui s’y rattachent soient rédigés en langue anglaise.”

APPENDIX D

RULES OF THE PEARSON LONG TERM INCENTIVE PLAN – ELIGIBLE

ROMANIAN EMPLOYEES

The terms of the Plan shall apply to Eligible Romanian Employees (as defined below) except to the extent modified by this Appendix D. The terms of this Appendix D will apply automatically to an Eligible Romanian Employee to the extent he or she is granted an Award under the Plan in the form of an Option or Conditional Award. If an Employee becomes an Eligible Romanian Employee following the Date of Grant, his or her Award will be governed by this Appendix D or amended as otherwise deemed appropriate by the Committee. If there is a conflict between the terms of the Plan, the terms of the Award Certificate and the terms of this Appendix D as applied to an Eligible Romanian Employee, the provisions of this Appendix D will govern.

In this Appendix, the following expressions will have the following meanings respectively:

Eligible Romanian Employee means any employee (or director) of a Romanian Subsidiary or any employee (or executive director) of any other member of the Group who is subject to Romanian income tax with respect to an Award;

Romanian Subsidiary means a Subsidiary of the Company located in Romania;

1.	PROVISIONS APPLICABLE TO ELIGIBLE ROMANIAN EMPLOYEES

1.1	The definition of Vesting Date shall be amended as follows:

Vesting Date means in respect of an Award such date or dates as determined by the Committee which, subject to the proviso in (i) below, unless the Committee determines otherwise, will be the later of: (i) the third anniversary of the Date of Grant provided that the Committee may not set a date earlier than the first anniversary of the Date of Grant; (ii) to the extent relevant, the date on which the Committee has determined the Performance Conditions have been satisfied; and (iii) to the extent relevant, and subject to Rules 6 and 9, the date on which the Performance Period has ended, provided that if the Vesting Date would otherwise fall in a Closed Period or on a date when the Company and/or the Participant would otherwise be subject to any Dealing Restrictions, it will be at such later date as when those Dealing Restrictions lift;

1.2	Rule 4 of the Plan shall not apply to an Award granted to an Eligible Romanian Employee.

APPENDIX E

RULES OF THE PEARSON LONG TERM INCENTIVE PLAN - ELIGIBLE

ISRAELI EMPLOYEES

This Israeli Appendix (the “Appendix”) to the Pearson Long Term Incentive Plan (as amended from time to time, the “Plan”) of Pearson Plc (the “Company”) shall apply only to persons who are, or are deemed to be, residents of the State of Israel for Israeli tax purposes.

1.	GENERAL

1.1.   The Committee, in its discretion, may grant Awards to eligible Participants and shall determine whether such Awards intended to be 102 Awards or 3(i) Awards. Each Award shall be evidenced by a an Award Certificate, which shall expressly identify the Award type, and be in such form and contain such provisions, as the Board shall from time to time deem appropriate.

1.2.   The Plan shall apply to any Awards granted pursuant to this Appendix, provided, that the provisions of this Appendix shall supersede and govern in the case of any inconsistency or conflict, either explicit or implied, arising between the provisions of this Appendix and the Plan.

1.3.   Unless otherwise defined in this Appendix, capitalized terms contained herein shall have the same meanings given to them in the Plan.

2.	EXCLUSIONS

2.1.   Performance Conditions. Notwithstanding Rule 2 of the Plan, the grant of 102 Awards that are subject to Performance Conditions shall be made in accordance with Section 102, the Rules and any other ITA guidelines. Rules 2.8 and 2.9 of the Plan shall not apply to 102 Awards granted under this Appendix.

2.2.   Vesting of Awards. Rule 3.7 of the Plan, shall be carried out in accordance with Section 102, the Rules and any other ITA guidelines.

2.3.   Holding Period. Rule 4 of the Plan shall not apply to 102 Awards granted under this Appendix.

2.4.   Entitlement to Dividend Equivalents. Rule 5 of the Plan shall not apply to 102 Awards granted under this Appendix.

2.5.   Leavers. Rules 6.2 and 6.3 of the Plan shall not apply to 102 Awards granted under this Appendix

2.6.   Issue, Transfer or Listing of Shares. Rules 7.2 and 7.3 of the Plan shall not apply to 102 Awards granted under this Appendix.

2.7.   Malus and Claw-Back Arrangements. Rule 11 of the Plan shall not apply to 102 Awards granted under this Appendix. Rule 3.8(b) of the Plan shall not apply to 102 Awards granted under this Appendix.

3.	DEFINITIONS.

3.1.   “3(i) Award” means any Award representing a right to purchase Shares granted by the Company to any Participant who is not an Employee pursuant to Section 3(i) of the Ordinance.

3.2.   “102 Award” means any Award intended to qualify (as set forth in the Award Certificate) and which qualifies under Section 102, provided it is settled only in Shares.

3.3.   “102 Capital Gain Track Award” means any Award granted by the Company to an Employee pursuant to Section 102(b)(2) or (3) (as applicable) of the Ordinance under the capital gain track.

3.4.   “102 Non-Trustee Award” means any Award granted by the Company to an Employee pursuant to Section 102(c) of the Ordinance without a Trustee.

3.5.   “102 Ordinary Income Track Award” means any Award granted by the Company to an Employee pursuant to Section 102(b)(1) of the Ordinance under the ordinary income track.

3.6.   “102 Trustee Awards” means, collectively, 102 Capital Gain Track Awards and 102 Ordinary Income Track Awards.

3.7.   “Affiliate” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person (with the term “control” or “controlled by” within the meaning of Rule 405 of Regulation C under the Securities Act), including, without limitation, any Parent or Subsidiary.

3.8.   “Applicable Law” shall mean any applicable law, rule, regulation, statute, pronouncement, policy, interpretation, judgment, order or decree of any federal, provincial, state or local governmental, regulatory or adjudicative authority or agency, of any jurisdiction, and the rules and regulations of any stock exchange, over-the-counter market or trading system on which the Shares of the Company are then traded or listed.

3.9.   “Award” shall mean an award granted under the Plan in the form of an Option or a Conditional Award.

3.10.   “Controlling Shareholder” means as to such term is defined in Section 32(9) of the Ordinance.

3.11.   “Election” as defined in Section 4.2 below.

3.12.   “Employee” means an “employee” within the meaning of Section 102(a) of the Ordinance (which as of the date of the adoption of this Appendix means (i) an individual employed by an Employer, and (ii) an individual who is serving and is engaged personally (and not through an entity) as an “office holder” by an Employer, excluding any Controlling Shareholder), provided such Employee also satisfies the eligibility requirements under the Plan.

3.13.   “Employer” means, for purpose of a 102 Trustee Award, an Affiliate, Subsidiary or Parent which is an “employing company” within the meaning and subject to the conditions of Section 102(a) of the Ordinance.

3.14.   “ITA” means the Israel Tax Authority.

3.15.   “Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961, including the Rules and any other regulations, rules, orders or procedures promulgated thereunder, as may be amended or replaced from time to time.

3.16.   “Parent” shall mean any entity (other than the Company), which now exists or is hereafter organized, in an unbroken chain of companies ending with the Company if, at the time of granting an Award, each of the companies (other than the Company) owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chain.

3.17.   “Required Holding Period” as defined in Section 4.5.1 below.

3.18.   “Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

3.19.   “Section 102” means Section 102 of the Ordinance.

3.20.   “Trust Agreement” means the agreement to be signed between the Company, an Employer and the Trustee for the purposes of Section 102.

3.21.   “Trustee” means the trustee appointed by the Company’s Board of Directors and/or by the Committee to hold the Awards and approved by the ITA.

3.22.   “Withholding Obligations” as defined in Section 6.5 below.

4.	102 AWARDS

4.1.   Tracks. Awards granted pursuant to this Section 4 are intended to be granted as either 102 Capital Gain Track Awards or 102 Ordinary Income Track Awards. 102 Trustee Awards shall be granted subject to the special terms and conditions contained in this Section 4 and the general terms and conditions of the Plan, except for any provisions of the Plan applying to Awards under different tax laws or regulations.

4.2.   Election of Track. Subject to Applicable Law, the Company may grant only one type of 102 Trustee Award at any given time to all Employees who are to be granted 102 Trustee Awards pursuant to this Appendix, and shall file an election with the ITA regarding the type of 102 Trustee Award it elects to grant before the date of grant of any 102 Trustee Award (the “Election”). Such Election shall also apply to any other securities received by any Employee as a result of holding the 102 Trustee Awards. The Company may change the type of 102 Trustee Award that it elects to grant only after the expiration of at least 12 months from the end of the year in which the first grant was made in accordance with the previous Election, or as otherwise provided by Applicable Law. Any Election shall not prevent the Company from granting 102 Non-Trustee Awards.

4.3.   Eligibility for Awards. Subject to Applicable Law, 102 Awards may only be granted to Employees. Such 102 Awards may either be granted to a Trustee or granted under Section 102 without a Trustee.

4.4.   102 Award Grant Date.

4.4.1.   Each 102 Award will be deemed granted on the date determined by the Committee, subject to the provisions of the Plan, provided that (i) the Employee has signed all documents required by the Company or pursuant to Applicable Law, and (ii) with respect to any 102 Trustee Award, the Company has provided all applicable documents to the Trustee in accordance with the guidelines published by the ITA.

4.4.2.   Unless otherwise permitted by the Ordinance, any grants of 102 Trustee Awards that are made on or after the date of the adoption of the Plan and this Appendix or an amendment to the Plan or this Appendix, as the case may be, that may become effective only at the expiration of thirty (30) days after the filing of the Plan and this Appendix or any amendment thereof (as the case may be) with the ITA in accordance with the Ordinance shall be conditional upon the expiration of such 30-day period, and such condition shall be read and is incorporated by reference into any corporate resolutions approving such grants and into any Award Certificate evidencing such grants (whether or not explicitly referring to such condition), and the date of grant shall be at the expiration of such 30-day period, whether or not the date of grant indicated therein corresponds with this Section. In the case of any contradiction, this provision and the date of grant determined pursuant hereto shall supersede and be deemed to amend any date of grant indicated in any corporate resolution or Award Certificate.

4.5.   102 Trustee Awards.

4.5.1.   Each 102 Trustee Award, each Share issued pursuant to the grant, exercise or vesting of any 102 Trustee Award and any rights granted thereunder, shall be allocated or issued to and registered in the name of the Trustee and shall be held in trust or controlled by the Trustee for the benefit of the Participant for the requisite period prescribed by the Ordinance (the “Required Holding Period”). In the event that the requirements under Section 102 to qualify an Award as a 102 Trustee Award are not met, then the Award may be treated as a 102 Non-Trustee Award or 3(i) Award (as determined by the Company), all in accordance with the provisions of the Ordinance. After the expiration of the Required Holding Period, the Trustee may release such 102 Trustee Awards and any such Shares, provided that (i) the Trustee has received an acknowledgment from the ITA that the Participant has paid any applicable taxes due pursuant to the Ordinance, or (ii) the Trustee and/or the Company and/or the Employer withhold(s) all applicable taxes and compulsory payments due pursuant to the Ordinance arising from the 102 Trustee Awards and/or any Shares issued upon exercise or (if applicable) vesting of such 102 Trustee Awards. The Trustee shall not release any 102 Trustee Awards or Shares issued upon exercise or (if applicable) vesting thereof prior to the payment in full of the Participant’s tax and compulsory payments arising from such 102 Trustee Awards and/or Shares or the withholding referred to in (ii) above.

4.5.2.   Each 102 Trustee Award shall be subject to the relevant terms of the Ordinance, the Rules and any determinations, rulings or approvals issued by the ITA, which shall be deemed an integral part of the 102 Trustee Awards and shall prevail over any term contained in the Plan, this Appendix or the Award Certificate that is not consistent therewith. Any provision of the Ordinance, the Rules and any determinations, rulings or approvals by the ITA not expressly specified in the Plan, this Appendix or Award Certificate that are necessary to receive or maintain any tax benefit pursuant to Section 102 shall be binding on the Participant. Any Participant granted a 102 Trustee Award shall comply with the Ordinance and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. The Participant shall execute any and all documents that the Company and/or the Affiliate and/or the Trustee determine from time to time to be necessary in order to comply with the Ordinance and the Rules.

4.5.3.   During the Required Holding Period, the Participant shall not release from trust or sell, assign, transfer or give as collateral, the Shares issuable upon the exercise or (if applicable) vesting of a 102 Trustee Award and/or any securities issued or distributed with respect thereto, until the expiration of the Required Holding Period. Notwithstanding the above, if any such sale, release or other action occurs during the Required Holding Period it may result in adverse tax consequences to the Participant under Section 102 and the Rules, which shall apply to and shall be borne solely by such Participant. Subject to the foregoing, the Trustee may, pursuant to a written request from the Participant, but subject to the terms of the Plan and this Appendix, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such release or transfer: (i) payment has been made to the ITA of all taxes and compulsory payments required to be paid upon the release and transfer of the Shares, and confirmation of such payment has been received by the Trustee and the Company, and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, any agreement governing the Shares, the Plan, this Appendix, the Award Certificate and any Applicable Law.

4.5.4.   If a 102 Trustee Award is exercised or (if applicable) vested, the Shares issued upon such exercise or (if applicable) vesting shall be issued in the name of the Trustee for the benefit of the Participant.

4.5.5.   Upon or after receipt of a 102 Trustee Award, if required, the Participant may be required to sign an undertaking to release the Trustee from any liability with respect to any action or decision duly taken and executed in good faith by the Trustee in relation to the Plan, this Appendix, or any 102 Trustee Awards granted to such Participant hereunder.

4.6.   102 Non-Trustee Awards. The foregoing provisions of this Section 4 relating to 102 Trustee Awards shall not apply with respect to 102 Non-Trustee Awards, which shall, however, be subject to the relevant provisions of Section 102 and the applicable Rules. The Committee may determine that 102 Non-Trustee Awards, the Shares issuable upon the exercise or (if applicable) vesting of a 102 Non-Trustee Award and/or any securities issued or distributed with respect thereto, shall be allocated or issued to the Trustee, who shall hold such 102 Non-Trustee Award and all accrued rights thereon (if any) in trust for the benefit of the Participant and/or the Company, as the case may be, until the full payment of tax arising from the 102 Non-Trustee Awards, the Shares issuable upon the exercise or (if applicable) vesting of a 102 Non-Trustee Award and/or any securities issued or distributed with respect thereto. The Company may choose, alternatively, to require the Participant to provide the Company with a guarantee or other security, to the satisfaction of each of the Trustee and the Company, until the full payment of the applicable taxes.

4.7.   Written Participant Undertaking. With respect to any 102 Trustee Award, as required by Section 102 and the Rules, by virtue of the receipt of such Award, the Participant is deemed to have provided, undertaken and confirmed the following written undertaking (and such undertaking is deemed incorporated into any documents signed by the Participant in connection with the grant of such Award), and which undertaking shall be deemed to apply and relate to all 102 Trustee Awards granted to the Participant, whether under the Plan and this Appendix or other plans maintained by the Company, and whether prior to or after the date hereof:

4.7.1.   The Participant shall comply with all terms and conditions set forth in Section 102 with regard to the “Capital Gain Track” or the “Ordinary Income Track”, as applicable, and the applicable rules and regulations promulgated thereunder, as amended from time to time;

4.7.2.   The Participant is familiar with, and understands the provisions of, Section 102 in general, and the tax arrangement under the “Capital Gain Track” or the “Ordinary Income Track” in particular, and its tax consequences; the Participant agrees that the 102 Trustee Awards and Shares that may be issued upon exercise or (if applicable) vesting of the 102 Trustee Awards (or otherwise in relation to the Awards), will be held by a Trustee appointed pursuant to Section 102 for at least the duration of the “Holding Period” (as such term is defined in Section 102) under the “Capital Gain Track” or the “Ordinary Income Track”, as applicable. The Participant understands that any release of such 102 Trustee Awards or Shares from trust, or any sale of the Shares prior to the termination of the Holding Period, as defined above, will result in taxation at the marginal tax rate, in addition to deductions of appropriate social security, health tax contributions or other compulsory payments; and

4.7.3.   The Participant agrees to the Trust Agreement signed between the Company, the Employer and the Trustee appointed pursuant to Section 102.

5.	3(i) AWARDS

5.1.   Awards granted pursuant to this Section 5 are intended to constitute 3(i) Awards and shall be granted subject to the general terms and conditions of the Plan, except for any provisions of the Plan applying to Awards under different tax laws or regulations. In the event of any inconsistency or contradictions between the provisions of this Section 5 and the other terms of the Plan, this Section 5 shall prevail.

5.2.   To the extent required by the Ordinance or the ITA or otherwise deemed by the Committee to be advisable, the 3(i) Awards and/or any shares or other securities issued or distributed with respect thereto granted pursuant to this Plan shall be issued to a Trustee nominated by the Committee in accordance with the provisions of the Ordinance or the terms of a trust agreement, as applicable. In such event, the Trustee shall hold such Awards and/or other securities issued or distributed with respect thereto in trust, until exercised or (if applicable) vested by the Grantee and the full payment of tax arising therefrom, pursuant to the Company’s instructions from time to time as set forth in a trust agreement, which will have been entered into between the Company and the Trustee. If determined by the Board or the Committee, and subject to such trust agreement, the Trustee will also hold the shares issuable upon exercise or (if applicable) vesting of the 3(i) Awards, as long as they are held by the Grantee. If determined by the Board or the Committee, and subject to such trust agreement, the Trustee shall be responsible for withholding any taxes to which a Grantee may become liable upon issuance of Shares, whether due to the exercise or (if applicable) vesting of Awards.

5.3.   Shares pursuant to a 3(i) Award shall not be issued, unless the Participant delivers to the Company payment in cash or by bank check or such other form acceptable to the Company of all withholding taxes due, if any, on account of the Participant acquiring Shares under the Award or the Participant provides other assurance satisfactory to the Company of the payment of those withholding taxes.

6.	AGREEMENT REGARDING TAXES; DISCLAIMER

6.1.   If the Company shall so require, as a condition of exercise or (if applicable) vesting of an Award or the release of Shares by the Trustee, a Participant shall agree that, no later than the date of such occurrence, the Participant will pay to the Company (or the Trustee, as applicable) or make arrangements satisfactory to the Company and the Trustee (if applicable) regarding payment of any applicable taxes and compulsory payments of any kind required by Applicable Law to be withheld or paid.

6.2.   TAX LIABILITY. ALL TAX CONSEQUENCES UNDER ANY APPLICABLE LAW WHICH MAY ARISE FROM THE GRANT OF ANY AWARDS OR THE EXERCISE OR (IF APPLICABLE) VESTING THEREOF, THE SALE OR DISPOSITION OF ANY SHARES GRANTED HEREUNDER OR ISSUED UPON EXERCISE OR (IF APPLICABLE) VESTING OF ANY AWARD, THE ASSUMPTION, SUBSTITUTION, CANCELLATION OR PAYMENT IN LIEU OF AWARDS OR FROM ANY OTHER ACTION IN CONNECTION WITH THE FOREGOING (INCLUDING WITHOUT LIMITATION ANY TAXES AND COMPULSORY PAYMENTS, SUCH AS SOCIAL SECURITY OR HEALTH TAX PAYABLE BY THE PARTICIPANT OR THE COMPANY IN CONNECTION THEREWITH) SHALL BE BORNE AND PAID SOLELY BY THE PARTICIPANT, AND THE PARTICIPANT SHALL INDEMNIFY THE COMPANY, THE AFFILIATE AND THE TRUSTEE, AND SHALL HOLD THEM HARMLESS AGAINST AND FROM ANY LIABILITY FOR ANY SUCH TAX OR PAYMENT OR ANY PENALTY, INTEREST OR INDEXATION THEREON. EACH PARTICIPANT AGREES TO, AND UNDERTAKES TO COMPLY WITH, ANY RULING,

SETTLEMENT, CLOSING AGREEMENT OR OTHER SIMILAR AGREEMENT OR ARRANGEMENT WITH ANY TAX AUTHORITY IN CONNECTION WITH THE FOREGOING WHICH IS APPROVED BY THE COMPANY.

6.3.   NO TAX ADVICE. THE PARTICIPANT IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING, EXERCISING, VESTING OR DISPOSING OF AWARDS HEREUNDER. THE COMPANY DOES NOT ASSUME ANY RESPONSIBILITY TO ADVISE THE PARTICIPANT ON SUCH MATTERS, WHICH SHALL REMAIN SOLELY THE RESPONSIBILITY OF THE PARTICIPANT.

6.4.   TAX TREATMENT. THE COMPANY AND ITS AFFILIATES (INCLUDING THE EMPLOYER) DOES NOT UNDERTAKE OR ASSUME ANY LIABILITY OR RESPONSIBILITY TO THE EFFECT THAT ANY AWARD SHALL QUALIFY WITH ANY PARTICULAR TAX REGIME OR RULES APPLYING TO PARTICULAR TAX TREATMENT, OR BENEFIT FROM ANY PARTICULAR TAX TREATMENT OR TAX ADVANTAGE OF ANY TYPE AND THE COMPANY AND ITS AFFILIATES (INCLUDING THE EMPLOYER) SHALL BEAR NO LIABILITY IN CONNECTION WITH THE MANNER IN WHICH ANY AWARD IS EVENTUALLY TREATED FOR TAX PURPOSES, REGARDLESS OF WHETHER THE AWARD WAS GRANTED OR WAS INTENDED TO QUALIFY UNDER ANY PARTICULAR TAX REGIME OR TREATMENT. THIS PROVISION SHALL SUPERSEDE ANY DESIGNATION OF AWARDS OR TAX QUALIFICATION INDICATED IN ANY CORPORATE RESOLUTION OR AWARD CERTIFICATE, WHICH SHALL AT ALL TIMES BE SUBJECT TO THE REQUIREMENTS OF APPLICABLE LAW. THE COMPANY AND ITS AFFILIATES (INCLUDING THE EMPLOYER) DO NOT UNDERTAKE AND SHALL NOT BE REQUIRED TO TAKE ANY ACTION IN ORDER TO QUALIFY ANY AWARD WITH THE REQUIREMENTS OF ANY PARTICULAR TAX TREATMENT AND NO INDICATION IN ANY DOCUMENT TO THE EFFECT THAT ANY AWARD IS INTENDED TO QUALIFY FOR ANY TAX TREATMENT SHALL IMPLY SUCH AN UNDERTAKING. NO ASSURANCE IS MADE BY THE COMPANY, ANY OF ITS AFFILIATES (INCLUDING THE EMPLOYER) THAT ANY PARTICULAR TAX TREATMENT ON THE DATE OF GRANT WILL CONTINUE TO EXIST OR THAT THE AWARD WILL QUALIFY AT THE TIME OF EXERCISE, VESTING OR DISPOSITION THEREOF WITH ANY PARTICULAR TAX TREATMENT. THE COMPANY AND THE AFFILIATE (INCLUDING THE EMPLOYER) SHALL NOT HAVE ANY LIABILITY OR OBLIGATION OF ANY NATURE IN THE EVENT THAT AN AWARD DOES NOT QUALIFY FOR ANY PARTICULAR TAX TREATMENT, REGARDLESS WHETHER THE COMPANY OR ITS AFFILIATES (INCLUDING THE EMPLOYER) COULD HAVE TAKEN ANY ACTION TO CAUSE SUCH QUALIFICATION TO BE MET AND SUCH QUALIFICATION REMAINS AT ALL TIMES AND UNDER ALL CIRCUMSTANCES AT THE RISK OF THE PARTICIPANT. THE COMPANY AND ITS AFFILIATES (INCLUDING THE EMPLOYER) DO NOT UNDERTAKE OR ASSUME ANY LIABILITY TO CONTEST A DETERMINATION OR INTERPRETATION (WHETHER WRITTEN OR UNWRITTEN) OF ANY TAX AUTHORITY, INCLUDING IN RESPECT OF THE QUALIFICATION UNDER ANY PARTICULAR TAX REGIME OR RULES APPLYING TO PARTICULAR TAX TREATMENT. IF THE AWARDS DO NOT QUALIFY UNDER ANY PARTICULAR TAX TREATMENT IT COULD RESULT IN ADVERSE TAX CONSEQUENCES TO THE PARTICIPANT.

6.5.   The Company or the Affiliate (including the Employer) may take such action as it may deem necessary or appropriate, in its discretion, for the purpose of or in connection with withholding of any taxes and compulsory payments which the Trustee, the Company or the Affiliate (including the Employer) is required by any Applicable Law to withhold in connection with any Awards, including, without limitations, any income tax, social benefits, social insurance, health tax, pension, payroll tax, fringe benefits, excise tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and applicable by law to the Participant (collectively, “Withholding Obligations”). Such actions may include (i) requiring Participants to remit to the Company or the Employer in cash an amount sufficient to satisfy such Withholding Obligations and any other taxes and compulsory payments, payable by the Company or the Employer in connection with the Award or the exercise or (if applicable) vesting thereof; (ii) subject to Applicable Law, allowing the Participants to surrender Shares, in an amount that at such time, reflects a value that the Committee determines to be sufficient to satisfy such Withholding Obligations; (iii) withholding Shares otherwise issuable upon the exercise of an Award at a value which is determined by the Company to be sufficient to satisfy such Withholding Obligations; or (iv) any combination of the foregoing. The Company shall not be obligated to allow the exercise or vesting of any Award by or on behalf of a Participant until all tax consequences arising therefrom are resolved in a manner acceptable to the Company.

6.6.   Each Participant shall notify the Company in writing promptly and in any event within ten (10) days after the date on which such Participant first obtains knowledge of any tax bureau inquiry, audit, assertion, determination, investigation, or question relating in any manner to the Awards granted or received hereunder or Shares issued thereunder and shall continuously inform the Company of any developments, proceedings, discussions and negotiations relating to such matter, and shall allow the Company and its representatives to participate in any proceedings and discussions concerning such matters. Upon request, a Participant shall provide to the Company any information or document relating to any matter described in the preceding sentence, which the Company, in its discretion, requires.

6.7.   With respect to 102 Non-Trustee Awards, if the Participant ceases to be employed by the Company or any Parent, Subsidiary or Affiliate (including the Employer), the Participant shall extend to the Company and/or the Employer a security or guarantee for the payment of taxes due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the Rules.

7.	RIGHTS AND OBLIGATIONS AS A SHAREHOLDER

7.1.   A Participant shall have no rights as a shareholder of the Company with respect to any Shares covered by an Award until the Participant exercises or (as applicable) vests in the Award, pays any exercise price therefor and becomes the record holder of the subject Shares. In the case of 102 Awards or 3(i) Awards (if such Awards are being held by a Trustee), the Trustee shall have no rights as a shareholder of the Company with respect to the Shares covered by such Award until the Trustee becomes the record holder for such Share for the Participant’s benefit, and the Participant shall not be deemed to be a shareholder and shall have no rights as a shareholder of the Company with respect to the Shares covered by the Award until the date of the release of such Shares from the Trustee to the Participant and the transfer of record ownership of such Shares to the Participant (provided however that the Participant shall be entitled to receive from the Trustee any cash dividend or distribution made on account of the Shares held by the Trustee for such Participant’s benefit, subject to any tax withholding and compulsory payment). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date on which the Participant or Trustee (as applicable) becomes the record holder of the Shares covered by an Award, except as provided in the Plan.

7.2.   With respect to Shares issued upon the exercise or (if applicable) vesting of Awards hereunder, any and all voting rights attached to such Share shall be subject to the provisions of the Plan, and the Participant shall be entitled to receive dividends distributed with respect to such Shares, subject to the provisions of the Company’s Certificate of Incorporation, as amended from time to time, and subject to any Applicable Law.

7.3.   The Company may, but shall not be obligated to, register or qualify the sale Shares under any applicable securities law or any other Applicable Law.

7.4.   Shares issued pursuant to an Award shall be subject to the Company’s Certificate of Incorporation, any limitation, restriction or obligation applicable to shareholders included in any shareholders agreement applicable to all or substantially all of the holders of Shares (regardless of whether or not the Participant is a formal party to such shareholders agreement), any other governing documents of the Company, and all policies, manuals and internal regulations adopted by the Company from time to time, in each case, as may be amended from time to time, including any provisions included therein concerning restrictions or limitations on disposition of Shares (such as, but not limited to, right of first refusal and lock up/market stand-off) or grant of any rights with respect thereto, forced sale and bring along provisions, any provisions concerning restrictions on the use of inside information and other provisions deemed by the Company to be appropriate in order to ensure compliance with Applicable Laws. Each Participant shall execute such separate agreement(s) as may be requested by the Company relating to matters set forth in this Section 7.4. The execution of such separate agreement(s) may be a condition by the Company to the exercise or (as applicable) vesting of any Award.

8.	GOVERNING LAW

8.1.   This Appendix shall be governed by, and construed in accordance with the laws of the State of Israel (excluding its choice-of-law provisions) except that applicable Israeli laws, rules and regulations (as amended) shall apply to any mandatory tax matters arising hereunder.